Exhibit 99.1

Rumble Announces Record Third Quarter 2022 Financial Results

~ Q3 Revenue Increased over 430% to $11.0 million Compared to Q3 2021, and 150% Compared to Q2 2022 ~

~ Average Monthly Active Users Increased 97% Compared to Q3 2021 to 71 Million ~

~ Launched Company’s In-House Ad Platform Ahead of Schedule ~

~ Successfully Completed De-SPAC, Retaining Nearly All Cash in Trust ~

LONGBOAT KEY, Fla., – November 14, 2022 – Rumble Inc. (“Rumble”) (NASDAQ: RUM), the video-sharing platform, announced today financial results for the third quarter of 2022.

Q3 2022 Key Highlights

●	Average global Monthly Active Users (“MAUs”) increased 97% to 71 million, a company record, compared to 36 million in the third quarter 2021

o	Of the 71 million, 57 million were based in the U.S. and Canada, compared to 25 million in the U.S. and Canada during the third quarter of 2021

●	Average Minutes Watched Per Month (“MWPM”) increased 14% in the third quarter of 2022 to 9.0 billion compared to 7.9 billion in the third quarter of 2021

●	Hours of uploaded video per day increased 220% to 8,796, compared to 2,746 in the third quarter of 2021

●	Third quarter revenue increased over 430% to $11.0 million, a company record, compared to $2.1 million in the third quarter of 2021, and up 150% when compared to $4.4 million in the second quarter of 2022

●	As of September 30, 2022, Rumble’s balance of cash and cash equivalents was $356.7 million as a result of the business combination with CF Acquisition Corp. VI (“CFVI”). The transaction provided Rumble with approximately $400 million in gross proceeds

●	Added new creators who will provide exclusive content to the platform including Glenn Greenwald, “SteveWillDoIt,” Viva Frei, and Russell Brand, diversifying Rumble’s content library and audience by attracting Gen Z viewers

●	Launched the Company’s in-house ad platform – Rumble Advertising Center (“RAC”) for banner ads while onboarding RAC’s first publisher

●	Launched free livestreaming for Rumble creators who have more than one hundred subscribers

●	Launched article publishing feature for subscription-based community platform, Locals, enabling creators to customize their online publications using a comprehensive toolbar

●	Launched Rumble Exclusives, an innovative livestreaming lineup featuring independent creators and a two-way conversation with their audiences

●	Locals launched its Content+ feature to all communities on the platform after a successful beta program that included several films. Content+ allows creators to monetize movies, specials, and other on-demand content

Management Commentary

“Our third quarter was a milestone for the Company for numerous reasons,” commented Chris Pavlovski, Chairman and Chief Executive Officer of Rumble. “First, the quarter concluded with the completion of our business combination with CFVI. As a result, Rumble became a publicly traded company on Nasdaq under the symbol ‘RUM.’ Importantly, in the process of the business combination, we retained nearly all of the cash in the trust account – 99.9% of CFVI shareholders elected not to redeem their shares. This provided us with maximum liquidity from the transaction and demonstrated a true vote of confidence in our mission and platform. Ultimately, the transaction provided the funds needed to advance our business initiatives.”

Mr. Pavlovski continued, “I am most proud of our ability to build and scale with a very lean operation, which is a testament to the team that we’ve built and the culture that has been embedded in our DNA since our founding in 2013. As evidence of this, we raised our first outside capital, totaling $50 million, in 2021 and ended the second quarter of 2022, our last fiscal quarter prior to the completion of the merger with CFVI, with $33.5 million of cash on our balance sheet. The resolve and focus of our team is exceptional and truly unprecedented in our industry. Throughout last quarter, we continued to build out and test the groundwork to monetize our existing user base and consumption, further defend our cancel-proof foundation, and enhance our products.”

“Turning to our third quarter business highlights, we made significant strides in building out our tools for monetization by launching our ad platform ahead of schedule. This launch allowed advertisers the ability to access to a portion of Rumble’s website user traffic, enabling them to create banner and pre-roll video campaigns and to view their analytics. Demonstrated by our recent efforts, 2022 has been a foundational year for Rumble. As we head into 2023, we continue to focus on building our infrastructure for Rumble Cloud and building market-leading consumer products with Rumble, Locals and Rumble Ads. We will also begin to focus on monetization and growing topline revenues. While we are extremely encouraged by our third quarter financial results and key performance indicators, they are just the beginning as we have a long, incredible journey ahead of us. Rumble continues to attract users, creators, and advertisers to its platform while continuing the development of its own independent infrastructure. I look forward to executing on our mission while delivering value to our shareholders,” concluded Pavlovski.

Q3 Financial Summary

For the three months ended September 30,	2022	2021	Variance ($)	Variance (%)
Revenues	$10,983,182	$2,069,473	$8,913,709	431%
Loss from operations	$(7,788,088)	$(1,572,526)	$(6,215,562)	395%

Select Operating Expenses
General and administrative	$2,545,408	$646,537	$1,898,871	294%
Research and development	$1,717,892	$314,062	$1,403,830	447%
Sales and marketing	$6,547,045	$713,155	$5,833,890	818%

For the third quarter of 2022, revenues increased $8.9 million to $11.0 million compared to third quarter of 2021, representing an increase of 431%. $7.6 million of this increase is attributable to an increase in advertising revenue and $1.3 million is attributable to higher licensing and other revenue. The increase in advertising revenue was driven by an increase in consumption as well as the introduction of new advertising solutions for creators, publishers, and advertisers, including host read advertising, and Rumble’s online advertising management exchange. The increase in licensing and other revenue was driven by tipping features within the platform as well as certain cloud, subscription, provision of one-time content, and professional services.

Loss from operations for the quarter was $7.8 million compared to $1.6 million in the third quarter of 2021.

General and administrative expense was $2.5 million for the quarter compared to $0.6 million in the third quarter of 2021. The increase represents a $0.9 million increase in staffing-related costs, as well as a $1.0 million increase in other administrative expenses, which include accounting, legal, investor relations, and other administrative services.

Research and development expense was $1.7 million for the quarter, compared to $0.3 million for third quarter of 2021. The increase represents a $0.8 million increase in staffing-related costs, as well as a $0.6 million increase in costs related to computer software, hardware and other administrative expenses.

Sales and marketing expense was $6.5 million for the quarter, compared to $0.7 million in for the third quarter of 2021. The increase includes a $4.9 million increase in costs related to incentivizing top content creators to promote and join our platform, a $0.5 million increase in staffing related costs, as well as a $0.4 million increase in other marketing and public relation activities.

Liquidity

As of September 30, 2022, Rumble had cash and cash equivalents of $356.7 million, primarily as a result of cash proceeds from the Business Combination referenced above.

Business Combination

On September 16, 2022, Rumble completed its business combination with CFVI. Gross proceeds from the business combination were approximately $400 million and year-to-date costs associated with the transaction were $53.9 million.

The table below sets forth Rumble’s fully diluted capitalization as of September 30, 2022.

Total
Common stock (1)	279,129,977
Options, warrants & RSUs (2) (3)	95,902,801
Total	375,032,778

(1)	Includes 88,703,127 shares of Class A Common Stock outstanding, plus 20,800,886 shares of Class A Common Stock outstanding which have been placed in escrow, plus 1,963,750 shares of Class A Common Stock outstanding held by the Sponsor which are subject to forfeiture, plus 112,050,496 shares of Class A Common Stock issuable upon exchange of Exchangeco shares outstanding, plus 55,611,718 shares of Class A Common Stock issuable upon exchange of Exchangeco shares outstanding which have been placed in escrow. Excludes (i) 105,782,403 Class D multiple voting shares held by Rumble’s founder that do not have economic benefit and (ii) 167,662,214 shares of Class C Common Stock which are issued in “tandem” with Exchangeco shares and which entitle the holder thereof to one vote per share but are otherwise non-economic.
(2)	Includes 58,165,405 shares of Class A Common Stock issuable under options, plus 28,587,396 shares of Class A Common Stock issuable under options that are subject to forfeiture (the “Tandem Option Earnout Shares”), plus 8,050,000 shares of Class A Common Stock issuable under warrants, plus 1,100,000 RSUs. Tandem Option Earnout Shares are placed in escrow if the underlying option has been exercised and the applicable triggering event under the Business Combination Agreement has not been satisfied.
(3)	Presented on an as-converted basis.

Conference Call Webcast Information

Rumble will host a conference call at 5:00 p.m. Eastern Time today, Monday, November 14, 2022, to discuss its quarterly results. Access to the live webcast and replay of the conference call will be available here and on Rumble’s Investor Relations website at investors.rumble.com under ‘News & Events.’

Definitions

Monthly Active Users (MAUs) represent the total web and app users of Rumble for each month, reflecting unique web and app users, based on data provided by third-party analytics providers using company-set parameters. The analytics systems and the resulting data have not been independently verified. There is a potential for minor overlap in the resulting data due to users who access our content from both the web and the app in a given measurement period; however, given that we believe this minor overlap to be immaterial, we do not separately track or report “unique users” as distinct from MAUs. MAUs do not include embedded video, certain connected TV users, or users of the Locals platform. Like other major social media platforms, fraud and unauthorized access, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators, including reporting of MAUs by our third-party analytics provider. Fraudulent activity is typically designed to inflate payments to individual rights holders.

Minutes Watched Per Month (MWPM) represents the monthly average of minutes watched per user within a quarterly period. MWPM is calculated by converting actual bandwidth consumption into minutes watched, using our management’s best estimate of video resolution quality mix and various encoding parameters. Bandwidth consumption includes video traffic across the entire Rumble platform (website, apps, embedded video, connected TV, etc.), as well as what our management believes is a nominal amount of non-video traffic. Starting in the second quarter of 2022 we began transitioning a portion of Locals’ bandwidth consumption to our infrastructure.

Hours of Uploaded Video Per Day is a measure of content creation to help it understand the volume of content being created and uploaded to us on a daily basis.

About Rumble

Rumble is a high-growth neutral video platform that is creating the rails and independent infrastructure designed to be immune to cancel culture. Rumble's mission is to restore the Internet to its roots by making it free and open once again. For more information, visit investors.rumble.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, results of operations, financial condition and cash flows (including revenues, operating expenses, and net income (loss)); our ability to meet working capital needs and cash requirements over the next 12 months; and our expectations regarding future results and certain key performance indicators. Certain of these forward-looking statements can be identified by using words such as “anticipates,” “believes,” “intends,” “estimates,” “targets,” “expects,” “endeavors,” “forecasts,” “could,” “will,” “may,” “future,” “likely,” “on track to deliver,” “gaining momentum,” “continues to,” “looks forward to,” “begins to focus on,” “plans,” “projects,” “assumes,” “should” or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, our ability to grow and manage growth profitably, maintain relationships with customers, compete within our industry and retain key employees; the possibility that we may be adversely impacted by economic, business, and/or competitive factors; our limited operating history making it difficult to evaluate our business and prospects; our inability to effectively manage future growth and achieve operational efficiencies; our recent and rapid growth not being indicative of future performance; our inability to grow or maintain our active user base; our inability to achieve or maintain profitability; our failure to comply with applicable privacy laws; occurrence of a cyber incident resulting in information theft, data corruption, operational disruption and/or financial loss; potential liability for hosting a variety of tortious or unlawful materials uploaded by third parties; negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law; impediment of access to our content and services on the Internet; significant market competition that we face; changes to our existing content and services resulting in failure to attract traffic and advertisers or to generate revenue; our dependence on third party vendors; our inability to realize the expected benefits of financial incentives that we offer to our content creators; potential diversion of management’s attention and consumption of resources as a result of acquisitions of other companies and success in integrating and otherwise achieving the benefits of recent and potential acquisitions; failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows; adverse effect on our business by compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in the U.S. and Canada; and those additional risks, uncertainties and factors described in more detail under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and in our other filings with the Securities and Exchange Commission. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Rumble Social Media

Investors and others should note that we announce material financial and operational information to our investors using our investor relations website (investors.rumble.com), press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as a means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD: the @rumblevideo Twitter account (https://twitter.com/rumblevideo), the @rumble TRUTH Social account (https://truthsocial.com/@rumble), the @chrispavlovski Twitter account (https://twitter.com/chrispavlovski), and the @chris TRUTH Social account (https://truthsocial.com/@chris), which Chris Pavlovski, our founder and Chief Executive Officer, also uses as a means for personal communications and observations. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

For investor inquiries, please contact:
Shannon Devine
MZ Group, MZ North America
203-741-8811
investors@rumble.com

Source: Rumble Inc.

Condensed Consolidated Interim Statements of Comprehensive Loss (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

Revenues	$10,983,182	$2,069,473	$19,427,259	$6,526,815

Cost of revenues	7,489,884	1,809,612	14,671,468	4,735,912

Gross profit	$3,493,298	$259,861	$4,755,791	$1,790,903

Operating expenses
General and administrative	$2,545,408	$646,537	$5,577,028	$1,237,264
Research and development	1,717,892	314,062	3,701,790	840,651
Sales and marketing	6,547,045	713,155	9,626,375	1,408,477
Finance costs	-	-	1,341,056	304,627
Share-based compensation	188,667	43,834	222,639	43,834
Foreign exchange loss (gain)	24,980	97,258	49,548	(109,964)
Amortization and depreciation	257,394	17,541	625,369	45,279

Total operating expenses	11,281,386	1,832,387	21,143,805	3,770,168

Loss from operations	(7,788,088)	(1,572,526)	(16,388,014)	(1,979,265)
Interest income, net	210,548	18,428	231,999	10,165
Other income, net	-	570	-	175,570
Changes in fair value of warrant liability	5,715,500	-	5,715,500	-
Changes in fair value of option liability	-	(1,071,429)	-	(1,071,429)

Loss before income taxes	(1,862,040)	(2,624,957)	(10,440,515)	(2,864,959)
Income tax (expense) recovery	3,588	-	(18,811)	-

Net and comprehensive loss	$(1,858,452)	$(2,624,957)	$(10,459,326)	$(2,864,959)

Loss per share:
Basic	$(0.01)	$(0.35)	$(0.06)	$(0.38)
Diluted	$(0.01)	$(0.35)	$(0.06)	$(0.38)

Weighted-average shares used to compute loss per share:
Basic	177,962,153	7,541,000	174,377,485	7,541,000
Diluted	177,962,153	7,541,000	174,377,485	7,541,000

Condensed Consolidated Interim Balance Sheets (Unaudited)

	September 30,	December 31,
	2022	2021

Assets

Current assets
Cash and cash equivalents	$356,680,050	$46,847,375
Accounts receivable, net	7,860,047	1,812,790
Prepaid expenses	3,438,253	389,849

	367,978,350	49,050,014
Capital assets	6,535,329	1,286,849
Right-of-use assets	1,500,757	1,515,841
Intangible assets	2,943,006	3,285,578
Goodwill	662,899	662,899

	$379,620,341	$55,801,181

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable and accrued liabilities	$12,478,936	$6,853,403
Deferred revenue	368,739	30,014
Lease liabilities	579,345	315,159
Income taxes payable	257,028	934

	13,684,048	7,199,510
Warrant liability	25,357,500	-
Lease liabilities, long-term	985,110	1,195,139
Other liability	500,000	250,000

	40,526,658	8,644,649

Temporary equity
Preference shares	-	16,789,203

Commitments and contingencies

Shareholders’ equity
Common shares	768,357	43,353,370
Deficit	(27,838,033)	(17,378,707)
Additional paid-in capital	366,163,359	4,392,666

	339,093,683	30,367,329

	$379,620,341	$55,801,181

Condensed Consolidated Interim Statements of Cash Flows (Unaudited)

For the nine months ended September 30,	2022	2021

Cash flows provided by (used in)

Operating activities
Net and comprehensive loss for the period	$(10,459,326)	$(2,864,959)
Adjustments to reconcile net loss to cash flows used in operating activities:
Amortization and depreciation	1,308,889	66,274
Share-based compensation	222,639	43,834
Interest expense	28,145	2,210
Gain on change in fair value of warrants	(5,715,500)	-
Loss on change in fair value of option liability	-	1,071,429
Unrealized foreign exchange gain (loss)	45,707	(3,998)

	(14,569,446)	(1,685,210)
Changes in non-cash working capital:
Accounts receivable	(6,047,258)	301,969
Prepaid expenses	(3,048,405)	(295,165)
Accounts payable and accrued liabilities	6,059,222	1,463,488
Deferred revenue	338,725	1,849
Income taxes payable	256,095	9
	(17,011,067)	(213,060)

Investing activities
Purchase of capital assets	(5,830,881)	(520,064)
Purchase of intellectual property	-	(500,447)
	(5,830,881)	(1,020,511)
Financing activities
Repayments of bank indebtedness	-	(337,535)
Lease payments	(342,870)	(40,293)
Proceeds from other liabilities	250,000	244,766
Proceeds from issuance of Legacy Rumble preferred shares and Class A common shares	-	25,000,000
Proceeds from Qualifying Transaction	399,807,596	-
Repurchase of Class C Common Stock	(11,000,000)	-
Repayment of Sponsor loan in connection with Qualifying Transaction	(2,173,353)	-
Share issuance costs	(53,866,750)	(710,797)
	332,674,623	24,156,141

Increase in cash and cash equivalents during the period	309,832,675	22,922,570

Cash and cash equivalents, beginning of period	46,847,375	1,446,047
Cash and cash equivalents, end of period	$356,680,050	$24,368,617